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                                                                   EXHIBIT 10.17

                              RESTORATION AGREEMENT

         This Agreement dated this December 31, 2002 by and between The TJX Companies, Inc. (the "Corporation") and Bernard Cammarata ("Executive").

         WHEREAS Executive and the Corporation, by an agreement dated October 28, 1999 (the "SERP Relinquishment Agreement"), agreed that Executive would relinquish such rights as he had to benefits (including both benefits previously earned and any benefits that might be earned in the future) under the Corporation's Supplemental Executive Retirement Plan (the "SERP"), in recognition of modified benefits arrangements (the "Prior Insurance Agreements" and, together with the SERP Relinquishment Agreement, the "1999 Agreements") under which the Corporation agreed to fund certain life insurance policies (the "Policies") to be owned by insurance trusts designated by Executive (the "Trusts"); and

         WHEREAS Executive has advised the Corporation that, pursuant to the terms of the Trusts, he has informed the trustee of the Trusts (the "Trustee") that he will exercise his right to acquire, immediately prior to the Closing (as hereinafter defined), the Policies and other Trust assets from the Trusts, including any rights the Trusts may have under the Prior Insurance Agreements, subject to the liabilities of the Trusts to the Corporation under the Prior Insurance Agreements, for cash of equivalent value (the "Asset Substitutions"); and

         WHEREAS the Corporation has, and Executive individually has and in his capacity as successor to the Trusts with respect to the Prior Insurance Agreements will have, determined that it is in its and his respective best interests to amend the Prior Insurance Agreements to provide for a termination of the Corporation's remaining rights and obligations under the Prior Insurance Agreements; and

         WHEREAS, in recognition of the alterations resulting from the foregoing to the 1999 Agreements and the benefits intended to be provided thereby, the Corporation is willing to pay to Executive the restored supplemental pension benefit hereinafter described on the terms hereinafter described.

         NOW, THEREFORE, the parties hereto, intending to be bound hereby, agree as follows:

         1. At a closing to be held on a mutually agreed date but in no event later than December 31, 2002 (the "Closing"), the following transactions shall occur simultaneously:

         2. Effective as of the Closing, the Corporation shall be relieved of all rights and obligations under the Prior Insurance Agreements including any obligation to make premium payments or payments of any kind with respect to the Policies, whether due or to become due, and shall have no right to any refund or death benefit of any kind from the Policies. At the Closing, the Corporation shall execute and deliver to Executive a mutually acceptable release of the collateral assignment of rights that it holds with respect to the Policies to secure its repayment rights under the Prior Insurance Agreements.

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         3. At the Closing, the Corporation shall pay to Executive, as a restored supplemental pension benefit payable separate and apart from the SERP, the amount of $2,494,553 less all applicable tax and other required withholdings, as reasonably determined by the Corporation. Executive acknowledges that by reason of the Corporation's relinquishment of any right to refunds of premiums paid with respect to the Policies and of any other rights with respect to the Policies, Executive will be treated as having received taxable wage income subject to tax withholding (the "Insurance Restructuring Amount") in an amount equal to the aggregate of the premiums paid by the Corporation with respect to the Policies, and that the amount of any withholding with respect to the Insurance Restructuring Amount will be taken from the payment described in the first sentence of this Paragraph 3 together with all required withholdings with respect to the payment described in this Paragraph 3 itself. If the payment described in the first sentence of this Paragraph 3 is not sufficient to satisfy all such required withholdings, Executive shall pay the balance in cash to the Corporation at the Closing.

         4. Executive represents to the Corporation that the following representations and warranties are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing: Executive has the power and authority to execute and deliver this Agreement and to perform his obligations hereunder; this Agreement has been duly executed and delivered by Executive and constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms and conditions; and neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Executive is subject.

         5. The Corporation represents to Executive that the following representations and warranties are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing: The Corporation has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; all actions or proceedings to be taken by or on the part of the Corporation to authorize and permit the execution and delivery by the Corporation of this Agreement and the instruments required to be executed and delivered by Corporation pursuant hereto, the performance by Corporation of its obligations hereunder, and the consummation by Corporation of the transactions contemplated herein, have been duly and properly taken; this Agreement has been duly executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms and conditions; and neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Corporation is subject.

         6. The Corporation and Executive shall cooperate in effectuating or causing to be effectuated the transactions contemplated hereby.

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         7. This Agreement shall be binding on Executive, the Corporation, and their respective heirs and assigns, including any successor to the Corporation or the Corporation's business by merger or otherwise.

         8. Effective as of the Closing, this Agreement supersedes the SERP Relinquishment Agreement; provided, that Paragraphs 1 and 5 of the SERP Relinquishment Agreement shall be deemed for all purposes to survive as provisions of this Agreement.

         9. Executive acknowledges that he has been separately advised with respect to the arrangements that are the subject matter of this Agreement and has not relied upon any advice from the Corporation with respect to the tax treatment of such arrangements or other matters pertaining thereto. Executive agrees to indemnify the Corporation for, and hold it harmless against, (i) any and all taxes (including, without limitation, withholding taxes) and related interest and penalties that may be asserted against the Corporation with respect to the arrangements contemplated by this Agreement, and (ii) any claims asserted by the trustees or beneficiaries of the Trusts with respect to the 1999 Agreements and/or the Prior Insurance Agreements, or any of them, or by any other person claiming under or on behalf of the trusts (including any successor trustee), whether relating to the obligation of the Company under the 1999 Agreements to fund the Policies or otherwise relating to the 1999 Agreements and/or the Prior Insurance Agreements, and any suits, liabilities, charges, penalties and expenses of any kind relating to such claims. The indemnity set out in clause (i) shall not be construed as indemnifying the Corporation for, or holding it harmless against, any loss of any deduction that the Corporation may claim with respect to any payment made pursuant to the arrangements contemplated by this Agreement. The provisions of this paragraph and Paragraph 8 above shall survive the termination of this Agreement.

         10. Except to the extent federal law applies, this Agreement shall be construed and applied in accordance with the laws of the Commonwealth of Massachusetts and deemed for all purposes to be an agreement under seal. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and each of the parties hereto agrees not to commence any action, suit or proceeding relating hereto or thereto except in such courts. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby, in the courts of the Commonwealth of Massachusetts or the United States of America located in the Commonwealth of Massachusetts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

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         IN WITNESS WHEREOF, TJX has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, under seal as of the date first written above.

                                                        THE TJX COMPANIES, INC.

                                               By:      /s/ Edmond J. English
                                                        ---------------------

                                                        /s/ Bernard Cammarata
                                                        ---------------------
                                                        Bernard Cammarata

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December 31, 2002

Mr. Bernard Cammarata
73 Captain Miles Lane
Concord, MA  01742

         Re:      Conditional reimbursement

Dear Mr. Cammarata:

         Reference is made to an agreement of even date herewith (the "Restoration Agreement") pursuant to which, inter alia, The TJX Companies, Inc. ("TJX") has agreed with you that (i) TJX is foregoing its right to a refund of premium payments with respect to certain life insurance policies acquired in 1999 (the "Policies"); (ii) TJX is relieved of any obligation to make additional premium payments with respect to the Policies; and (iii) TJX will pay to you a restored supplemental pension benefit. The Policies were previously held in insurance trusts of which you were the settlor and grantor (the "Trusts"). You acquired the Policies and related rights and liabilities from the Trusts.

         You have been separately advised by and have relied upon your counsel with respect to the tax consequences associated with the foregoing transactions (the "Transactions"). Our understanding is that you have been advised that the federal gift tax consequences of the Transactions are not entirely clear. In view of your valued service to TJX, as reflected in part in the restored supplemental pension referred to above, TJX agrees that if, in connection with an examination of your federal gift tax return, the IRS asserts that you (and your spouse, in the event of a split-gift election) have made a taxable gift with respect to the Transactions (the "Gift"), TJX will pay you an amount (the "Award") equal to the lesser of (i) 1.82 times the amount of the Gift times the highest marginal gift tax rate in effect in the year in which the Gift was deemed to be made, or (ii) $1,125,000. The Award shall be paid, at the sole discretion of TJX, either in cash or in shares of restricted stock (the "Restricted Stock") under and subject to the terms of the Stock Incentive Plan (or any successor plan). If the Award is paid in shares of Restricted Stock, the number of shares of Restricted Stock comprising the Award shall be the number of shares determined by dividing the Award amount by the closing price of a share of TJX common stock on the date of the grant (or on the next preceding trading day, if the date of grant is not a trading day), without any discount for the restrictions applicable to such shares. If the Award is paid in Restricted Stock, the Restricted Stock will vest as follows: 25% of the Award will vest on the date on which the ECC determines whether the MIP target performance goal (Corporate) for the first fiscal year of the Company commencing not earlier than 90 days prior to the date of grant of the Award (the "first year") has been met, but only if the performance for such first year is at least 67% of such target; 25% of the Award will vest on the date on

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which the ECC determines whether the MIP target performance goal (Corporate) for the next fiscal year of the Company (the "second year") has been met, but only if the performance for such second year is at least 67% of such target; 25% of the Award will vest on the date on which the ECC determines whether the MIP target performance goal (Corporate) for the next fiscal year of the Company (the "third year") has been met, but only if the performance for such third year is at least 67% of such target; and 25% of the Award will vest on the date on which the ECC determines whether the MIP target performance goal (Corporate) for the next following fiscal year of the Company (the "fourth year") has been met, but only if the performance for such fourth year is at least 67% of such target. Vesting of any Restricted Stock will not be conditioned upon your continued service for TJX. You acknowledge that the ECC has complete discretion in determining MIP target performance goals each year.

         If this letter agreement is consistent with your understanding of our discussions, please sign the enclosed copy of this letter in the space indicated below and return it to me, whereupon this letter agreement will be binding in accordance with its terms as an agreement under seal.

                                                         THE TJX COMPANIES, INC.

                                                By:      /s/ Edmond J. English
                                                         ---------------------
Agreed:

/s/ Bernard Cammarata               [seal]
---------------------
Bernard Cammarata

Date:  December 31, 2002

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